EXHIBIT 5

11 South Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

December 28, 2017

Horizon Bancorp

515 Franklin Street

Michigan City, IN 46360

Ladies and Gentlemen:

We have acted as counsel to Horizon Bancorp, an Indiana corporation (the “Company”), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of (i) 100,000 shares of common stock, no par value per share (the “Shares”) of the Company under the Horizon Bancorp 2005 Supplemental Executive Retirement Plan, as amended, and the 1997 Horizon Bancorp Supplemental Executive Retirement Plan, as amended (collectively, the “SERPs”) and (ii) $5,250,000 in deferred compensation obligations (the “Obligations”) of the Company under the SERPs. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933.

Based on our review of the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the SERPs and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares and Obligations, if and when issued and paid for pursuant to the SERPs and related documents, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP